ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-277211

Dated February 19, 2025

HSBC USA Inc. Trigger Callable Yield Notes

$     Notes Linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund due on or about May 26, 2026

Investment Description

These Trigger Callable Yield Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a monthly coupon payment regardless of the performance of the Underlyings. HSBC has the right to call the Notes at its option on any Monthly Notice Date beginning on May 20, 2025 (other than the Final Valuation Date), regardless of the prices of the Underlyings at that time. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the coupon payment otherwise due, and no further amounts will be owed to you under the Notes. The Underlying with the greatest percentage decline from its Initial Price to its Final Price is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes. If the Final Price of the Least Performing Underlying is less than its Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. You may lose some or all of your Principal Amount. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income: Regardless of the performance of the Underlyings, HSBC will pay a monthly coupon payment, unless the Notes have been previously called.
❑	Issuer Call: HSBC may, at its election, call the Notes on any Monthly Notice Date beginning on May 20, 2025 (other than the Final Valuation Date) and pay you the Principal Amount of your Notes plus the Coupon otherwise due for that applicable month on the Coupon Payment Date immediately following the applicable Monthly Notice Date. If the Notes are not called by HSBC, investors may lose a portion of their Principal Amount at maturity
❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called by HSBC at its election and the Final Price of the Least Performing Underlying is not less than its Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity. If the Final Price of the Least Performing Underlying is less than its Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Least Performing Underlying from its Initial Price to its Final Price. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates(1)(2)

Trade Date	February 20, 2025
Settlement Date	February 25, 2025
Monthly Notice Dates	Monthly, beginning on May 20, 2025
Final Valuation Date	May 20, 2026
Maturity Date	May 26, 2026

(1) Expected (2) See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Least Performing Underlying, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the Principal Amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The final terms of the Notes will be determined on the Trade Date.

Underlyings (Least Performing of)	Coupon Rate	Initial Prices	Downside Thresholds	CUSIP	ISIN
The SPDR® S&P 500® ETF Trust (“SPY”)	7.50% - 7.95% per annum	•	70% of its Initial Price	40445W272	US40445W2724
The Energy Select Sector SPDR® Fund (“XLE”)		•	70% of its Initial Price

See “Additional Information About HSBC USA Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying ETF underlying supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $9.395 and $9.895 per Note, which is expected to be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund	•	$10.00	•	$0.10	•	$9.90

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the least performing of the Underlyings. Although the offering relates to the Underlyings, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Underlying, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the ETF underlying supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying ETF underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the ETF underlying supplement) with the SEC for the offerings to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	ETF Underlying Supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025949/tm244959d4_424b2.htm

♦	Prospectus supplement dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

♦	Prospectus dated February 21, 2024:

https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “ETF underlying supplement” mean the ETF underlying supplement dated February 21, 2024, references to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024 and references to “accompanying prospectus” mean the prospectus, dated February 21, 2024.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are willing to accept the individual market risk of each Underlying on the Final Valuation Date and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying.

♦	You understand and accept that you will not participate in any appreciation in the price of any Underlying, and your potential return is limited to the Coupon payments.

♦	You are willing to invest in the Notes if the Coupon Rate was set equal to the low end of the range indicated on the cover hereof (the actual Coupon Rate will be set on the Trade Date).

♦	You are willing to hold Notes that may be called early at the election of HSBC regardless of the Official Closing Price of any Underlying, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with each Underlying.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the Underlyings or on the stocks included in the Underlyings.

♦	You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the price of any Underlying is likely to close below its Downside Threshold on the Final Valuation Date.

♦	You seek an investment that is designed to return your full Principal Amount at maturity.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying.

♦	You seek an investment that participates in the appreciation in the price of any Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes if the Coupon Rate was set equal to the low end of the range indicated on the cover hereof (the actual Coupon Rate will be set on the Trade Date).

♦	You are unable or unwilling to hold Notes that may be called early at the election of HSBC regardless of the Official Closing Price of any Underlying, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the Underlyings or on the stocks included in the Underlyings.

♦	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” herein and the accompanying ETF Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the ETF underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 15 months, unless earlier called.
Trade Date[1]	February 20, 2025
Settlement Date[1]	February 25, 2025
Final Valuation Date[1]	May 20, 2026
Maturity Date[1]	May 26, 2026
Underlyings	The SPDR® S&P 500® ETF Trust (Ticker: “SPY”) and the Energy Select Sector SPDR® Fund (Ticker: “XLE”)
Issuer Call

The Notes may be called by HSBC at its election on any Monthly Notice Date beginning on May 20, 2025 (other than the Final Valuation Date) regardless of the Official Closing Price of any Underlying on such Monthly Notice Date. In order to redeem the Notes, HSBC or the calculation agent will distribute written notice to The Depository Trust Company of HSBC’s intent to call the Notes on or prior to the applicable Monthly Notice Date. HSBC or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker.

If the Notes are called on any Monthly Notice Date, on the Coupon Payment Date immediately following such Monthly Notice Date (the “Issuer Call Date”), HSBC will pay you a cash payment per Note equal to your Principal Amount plus the Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Two business days following the applicable Monthly Notice Date. The expected Monthly Notice Dates and Coupon Payment Dates are set forth in the table below.
Coupon Rate	7.50% to 7.95% per annum (to be determined on the Trade Date), payable monthly in equal installments.

Monthly Notice Dates and Coupon Payment Dates:	Monthly Notice Dates [1]	Coupon Payment Dates / Issuer Call Dates (if called)[2]
March 24, 2025
April 23, 2025
	May 20, 2025	May 22, 2025*
	June 20, 2025	June 24, 2025*
	July 21, 2025	July 23, 2025*
	August 20, 2025	August 22, 2025*
	September 22, 2025	September 24, 2025*
	October 20, 2025	October 22, 2025*
	November 20, 2025	November 24, 2025*
	December 22, 2025	December 24, 2025*
	January 20, 2026	January 22, 2026*
	February 20, 2026	February 24, 2026*
	March 20, 2026	March 24, 2026*
	April 20, 2026	April 22, 2026*
	May 20, 2026	May 26, 2026*

*These Coupon Payment Dates are also Issuer Call Dates

Payment at Maturity (per $10 Note)

If the Notes have not previously been called by HSBC at its election, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes and the final Coupon.[3]

If the Final Price of the Least Performing Underlying is less than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price and you will lose some or all of your Principal Amount.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Price - Initial Price Initial Price
Downside Threshold	For each Underlying, 70.00% of its Initial Price.
Initial Price	For each Underlying, its Official Closing Price on the Trade Date.
Final Price	For each Underlying, its Official Closing Price on the Final Valuation Date.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same, and the Monthly Notice Dates and the Coupon Payment Dates may be adjusted in a similar manner. The Final Valuation Date and the Maturity Date will be subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the ETF underlying supplement.

2 Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that any Coupon payable upon Issuer Call or at maturity, as applicable, will be payable to the person to whom the Principal Amount upon Issuer Call or the Payment at Maturity, is payable.

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, Is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investment Timeline

The Initial Price of each Underlying is observed. The final terms of the Notes are determined.

Regardless of the performance of the Underlyings, HSBC will pay you a coupon payment on the applicable Coupon Payment Date.

HSBC may, at its election, call the Notes prior to maturity on any Monthly Notice Date commencing on May 20, 2025 (other than the Final Valuation Date) regardless of the Official Closing Price of any Underlying. If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Coupon otherwise due on that date.

The Final Price and Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called by HSBC at its election and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note.

If the Notes have not been called and the Final Price of the Least Performing Underlying is below its Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to a return of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying on the Final Valuation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying ETF underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called by HSBC at its election, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Price of the Least Performing Underlying is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called by HSBC at its election and the Final Price of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price. You may lose some or all of your Principal Amount at maturity.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Coupon Rate regardless of any appreciation of any Underlying. In addition, the return potential of the Notes is limited by the call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as May 22, 2025 and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Least Performing Underlying even though you cannot participate in any potential appreciation in the price of any Underlying. In addition, if the Notes have not been previously called and if the price of any Underlying decreases, as the Maturity Date approaches, the Notes are less likely to be called, as there will be a shorter period of time remaining for the price of an Underlying to increase to its Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlyings.

♦	The Contingent Repayment of Principal Applies at Issuer Call or Maturity — You should be willing to hold your Notes to maturity or Issuer Call. If you are able to sell your Notes prior to maturity or Issuer Call in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying at that time is above its Downside Threshold.

♦	Higher Coupon Rates or Lower Downside Thresholds Are Generally Associated with an Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss — "Volatility" refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the price of that Underlying could close below its Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rates than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Coupon Rates) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rates may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Coupon Rates. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

♦	The Notes Are Subject to a Potential Issuer Call Prior to Maturity, Which Would Limit Your Opportunity to Be Paid Coupons Over The Full Term Of The Notes — HSBC may, at its election, call the Notes on any Monthly Notice Date (other than the Final Valuation Date) regardless of the Official Closing Price of any Underlying, and HSBC will pay you a cash payment equal to the Principal Amount of the Notes you hold plus any Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar price of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the third Monthly Notice Date, so the holding period over which you may receive the per annum Coupon Rate could be as short as approximately 3 months.

♦	Reinvestment Risk — If your Notes are called early by HSBC at its election, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Issuer Call Date. There is no guarantee that you would be able to reinvest the proceeds from an Issuer Call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as approximately 3 months after issuance.

♦	The Probability That an Underlying Will Fall Below Its Downside Threshold on the Final Valuation Date Will Depend on Its Volatility — “Volatility" of an Underlying refers to the frequency and magnitude of changes in its price. Greater expected volatility with respect to an Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, an Underlying's volatility can change significantly over the term of the Notes. The price of an Underlying could fall sharply, which could result in a significant loss of principal.

♦	Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of the other Underlying. You will bear the risk that either of the Underlyings will perform poorly.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of You Sustaining a Significant Loss on Your Investment — The risk that you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Official Closing Price of any Underlying will be less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for loss of principal at Maturity. HSBC determines the Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	The Amount Payable on the Notes Is Not Linked to the Prices of the Underlyings at Any Time Other Than on the Final Valuation Date — The return on the Notes will be based on the Official Closing Price of each Underlying on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of an Underlying appreciates prior to the Final Valuation Date but then drops on that day to a price that is less than its Downside Threshold, the return on the Notes may be less, and may be significantly less, than it would have been had the Notes been linked to the price of that Underlying prior to such decrease. Although the actual price of an Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Price on the Final Valuation Date, if the Notes are not called at our election prior to maturity, the return on the Notes will be based solely on the Official Closing Price of each Underlying on the Final Valuation Date.

Risk Relating to the Underlyings

♦	Risks Associated With the Energy Sector — If The XLE invests in companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the price of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the XLE.

♦	The Performance and Market Value of an Underlying During Periods of Market Volatility May Not Correlate with the Performance of its Underlying Index as well as the Net Asset Value per Share of that Underlying – During periods of market volatility, securities underlying an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of that Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of an Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.

♦	Changes Affecting an Underlying — The policies of an Underlying’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the price of that Underlying. The policies of a sponsor with respect to the calculation of the relevant Underlying could also adversely affect the price of that Underlying. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could have an adverse effect on the value of the Notes.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupon payment or any repayment of principal at maturity or upon an Issuer Call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Is Expected to Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any — The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in any Underlying would have. Furthermore, an Underlying and the stocks included in an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of an Underlying, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on an Underlying — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying or in futures, options, exchange-traded funds or other derivative products on an Underlying, may adversely affect the price of that Underlying, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the prices of the Underlyings; the volatility of the Underlyings; the dividend rate paid on stocks included in the Underlyings; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as a put option written by you and a deposit with us of cash in an amount equal to the Principal Amount of the Note to secure your potential obligation under the put option. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as consisting of a put option and a deposit for U.S. federal income tax purposes. In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Coupon, subject to reduction or elimination by applicable treaty, unless income from such Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. While it is not clear whether the Notes would be viewed as similar to the instruments described in Notice 2008-2, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” in this document and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. The actual terms will be set on the Trade Date and will be indicated on the cover hereof. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier Issuer Call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Price and Downside Threshold of each Underlying and the Coupon Rate for the Notes will be determined on the Trade Date):

Investment term:	Approximately 15 months (unless earlier called at HSBC’s election)
Hypothetical Initial Prices:	$100.00 for each Underlying
Hypothetical Coupon Rate:	7.50% per annum (or 0.625% per month)
Hypothetical Coupon:	$0.0625 per month
Hypothetical Downside Thresholds:	$70.00 for each Underlying, which is 70.00% of its Initial Price)

Example 1 — Notes Are Called on the Third Coupon Payment Date

Date	Official Closing Price	Payment (per Note)
First and Second Coupon Payment Dates	any	$0.0625 x 2 = $0.125 (Coupon)
Third Coupon Payment Date	any	$10.0625 (Settlement Amount) – Notes are called at the election of HSBC
Total Payment: $10.1875 (1.875% return)

Since the Notes are called at the election of HSBC on the third Coupon Payment Date, HSBC will pay you a total of $10.0625 per Note, reflecting your Principal Amount plus the applicable Coupon. When added to the coupon payments of $0.125 received with respect to the Coupon Payment Dates prior to the third Coupon Payment Date, HSBC will have paid you a total of $10.1875 per Note, for a 1.875% return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Price of Each Underlying Is at or Above Its Downside Threshold

Date	Official Closing Price	Payment (per Note)
First and Second Coupon Payment Dates	any	$0.0625 x 2 = $0.125 (Coupon)
Third through Fourteenth Coupon Payment Dates	any	$0.0625 x 12 = $0.75 (Coupon) – Notes are not called at the election of HSBC

Final Valuation Date	SPY: $95.00 (at or above Downside Threshold) XLE: $80.00 (at or above Downside Threshold)	$10.0625 (Payment at Maturity)
Total Payment: $10.9375 (9.375% return)

Since the Notes are not called at the election of HSBC and the Final Price of each Underlying is equal to or greater than its respective Downside Threshold, at maturity, HSBC will pay you $10.0625 per $10.00 Principal Amount, which is equal to your Principal Amount plus the final Coupon. When added to the coupon payments of $0.875 received with respect to the Coupon Payment Dates prior to maturity, HSBC will have paid you a total of $10.9375 per Note, for a 9.375% return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price of the Least Performing Underlying Is Below Its Downside Threshold

Date	Official Closing Price	Payment (per Note)
First and Second Coupon Payment Dates	any	$0.0625 x 2 = $0.125 (Coupon)
Third through Fourteenth Coupon Payment Dates	any	$0.0625 x 12 = $0.75 (Coupon) – Notes are not called at the election of HSBC

Final Valuation Date	SPY: $35.00 (below Downside Threshold) XLE: $80.00 (at or above Downside Threshold)	$0.0625 (Coupon) + $10.00 × (1 + Underlying Return) =$0.0625 + $10.00 × (1 + -65%) =$3.5625 (Payment at Maturity)
Total Payment: $4.4375 (-55.625% return)

Since the Notes are not called at the election of HSBC and the Final Price of the Least Performing Underlying is below its Downside Threshold, HSBC will pay you at maturity $3.5625 per Note. When added to the coupon payments of $0.875 received with respect to the Coupon Payment Dates prior to maturity, HSBC will have paid you $4.4375 per Note, for a loss on the Notes of 55.625%.

Hypothetical Payment at Maturity excluding any Coupons

The table below assumes the Notes are not called by HSBC at its election prior to the Final Valuation Date and illustrates, for a $10.00 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Coupons, if any. If the Notes have not previously been called by HSBC at its election and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date HSBC will pay you a cash payment per Note equal to $10.00 plus the final Coupon. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Price to the Final Price of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Coupons)
100.00%	N/A	$10.00
90.00%	N/A	$10.00
80.00%	N/A	$10.00
70.00%	N/A	$10.00
60.00%	N/A	$10.00
50.00%	N/A	$10.00
40.00%	N/A	$10.00
30.00%	N/A	$10.00
20.00%	N/A	$10.00
10.00%	N/A	$10.00
0.00%	0.00%	$10.00
−10.00%	−10.00%	$10.00
−20.00%	−20.00%	$10.00
−30.00%	−30.00%	$10.00
−31.00%	−31.00%	$6.90
−40.00%	−40.00%	$6.00
−50.00%	−50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Information About the Underlyings

The SPDR® S&P 500® ETF Trust

Description of the SPY

The SPY is a unit investment trust that issues securities called “Standard & Poor’s Depositary Receipts” or “SPDRs.” The SPY is an investment company registered under the Investment Company Act of 1940, as amended. SPDRs represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index, which is the underlying index for SPY. The returns of the SPY may be affected by certain management fees and other expenses, which are detailed in its prospectus. The SPY is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY.”

For more information about the SPY, see “The SPDR® S&P 500® ETF Trust” beginning on page S-63 of the accompanying ETF Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the SPY based on the daily historical Official Closing Prices from February 17, 2015 through February 17, 2025 as reported on the Bloomberg Professional® service (“Bloomberg”). The black solid line represents a hypothetical Downside Threshold of 70% of the Official Closing Price of the SPY on February 17, 2025. The actual Downside Threshold of the SPY will be determined on the Trade Date and will be based on its Initial Price. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the SPY

Source: Bloomberg

Past performance of the Underlying is not indicative of its future performance.

The Energy Select Sector SPDR® Fund

Description of the XLE

The Energy Select Sector SPDR® Fund (“XLE”) is an exchange-traded fund. The XLE seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index ("IXE"). The IXE is a modified market capitalization-based index intended to track the movements of companies that are components of the SPX and are involved in the development or production of energy products. Energy companies in the IXE develop and produce crude oil and natural gas and provide drilling and other energy related services. Shares of the XLE are listed and trade on the NYSE Arca, Inc. under the ticker symbol “XLE.”

For more information about the XLE, see “The Energy Select Sector SPDR® Fund” beginning on page S-15 of the accompanying ETF Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the XLE based on the daily historical Official Closing Prices from February 17, 2015 through February 17, 2025 as reported on Bloomberg. The black solid line represents a hypothetical Downside Threshold of 70% of the Official Closing Price of the XLE on February 17, 2025. The actual Downside Threshold of the XLE will be determined on the Trade Date and will be based on its Initial Price. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the XLE

Source: Bloomberg

Past performance of the Underlying is not indicative of its future performance.

Correlation of the Underlyings

The following graph sets forth the historical performances of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund from February 17, 2015 through February 17, 2025, based on the daily Official Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on February 17, 2015 by dividing the Official Closing Price of that Underlying on each day by the Official Closing Price of that Underlying on February 17, 2015 and multiplying by 100.00.

We obtained the Official Closing Prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Official Closing Prices of the Underlyings during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of the Principal Amount.

Historical Performance of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for missed Coupons and for a loss of principal at maturity. The terms of the Notes will be based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Coupon Rate than would be payable on notes that have a higher degree of correlation.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders – Certain Notes Treated as a Put Option and a Deposit or an Executory Contract – Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. While it is not clear whether the Notes would be viewed as similar to the instruments described in Notice 2008-2, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Underlyings or any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the Underlyings or the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings or the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the Underlyings or the entities whose stock is included in the Underlyings is or becomes a PFIC or USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). With respect to Coupon payments you receive, we intend to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Option Component per Annum
7.50% - 7.95%	[●] %	[●] %

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to the Coupon, subject to reduction or elimination by applicable treaty, unless income from such Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Coupon is payable. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Underlying Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.